Exhibit 4.1

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (the "Amendment") is made as of December 19, 2008, by and among MGP Ingredients, Inc., a Kansas corporation ("MGP"), Midwest Grain Pipeline, Inc., a Kansas corporation ("Midwest Grain"), Commerce Bank, N.A., as Agent, Issuing Bank and Swingline Lender under the Credit Agreement referred to below, and the Banks party to the Credit Agreement referred to below.  MGP and Midwest Grain are each referred to herein as a "Borrower" and are collectively referred to herein as the "Borrowers."  The Banks, the Agent, the Issuing Bank and the Swingline Lender are each referred to herein as a "Bank Party" and are collectively referred to herein as the "Bank Parties."

Preliminary Statements

(a)           The Borrowers and the Bank Parties are parties to a Credit Agreement dated as of May 5, 2008, as amended by a First Amendment to Credit Agreement dated as of September 3, 2008, a letter agreement dated October 31, 2008, and a Second Amendment to Credit Agreement dated as of November 7, 2008 (as so amended, the "Credit Agreement").  Capitalized terms used and not defined in this Amendment have the meanings given to them in the Credit Agreement.

(b)           The Borrowers have requested the Borrowers be permitted on a temporary basis to obtain Loans under the Credit Agreement in amounts in excess of the Borrowing Base.

(c)           The Bank Parties are willing to agree to the foregoing requests by the Borrowers, subject, however, to the terms, conditions and agreements set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Overadvances.  In order that the Borrowers be permitted on a temporary basis to obtain Loans and other credit extensions under the Credit Agreement in amounts in excess of the Borrowing Base at such times, the Credit Agreement is amended as follows:

(a)           Existing Borrowing Base Increased by Overadvance Amount; New Subpart (10).  The definition of "Borrowing Base" in Section 1.1 of the Credit Agreement is amended to read as follows:

"Borrowing Base" means, at any time, an amount equal to the sum of:

(1)	85% of the face amount of Eligible Accounts outstanding at such time;

(2)           65% of the Value of Eligible Inventory consisting of flour;

(3)           75% of the Value of Eligible Inventory consisting of corn;

(4)           75% of the Value of Eligible Inventory consisting of wheat;

(5)	80% of the Value of Eligible Inventory consisting of alcohol (food grade or ethanol);

(6)           75% of the Value of Eligible Inventory consisting of feed;

(7)	65% of the Value of Eligible Inventory consisting of protein (wheat gluten);

(8)           60% of the Value of Eligible Inventory consisting of starch;

(9)	60% of the Value of Eligible Inventory consisting of other finished goods; and

(10)	the Overadvance Amount;

less the amount of taxes arising under 26 USC 5001 at such time which the Borrowers and any Guarantor Subsidiaries reasonably anticipate being payable by a Borrower or a Guarantor Subsidiary to a taxing authority in connection with planned sales of taxable alcohol Inventory to non-bonded warehouses.

(b)           Definition of Overadvance Amount.  Section 1.1 of the Credit Agreement is amended to add the following definition in the appropriate alphabetical order:

"Overadvance Amount" means: (1) from the Third Amendment Closing Date through January 30, 2009, $3,000,000; (2) from January 31, 2009 through February 26, 2009, $1,500,000; and (3) at any time after February 26, 2009, $500,000.

(c)           Related Definitions.  Section 1.1 of the Credit Agreement is amended to add the following definitions in the appropriate alphabetical order:

"Third Amendment" means the Third Amendment to Credit Agreement, dated on or about the Third Amendment Closing Date, among the Borrowers, the Agent, the Issuing Bank, the Swingline Lender and the other Banks.

"Third Amendment Closing Date" means December 19, 2008.

2.           No Affect on Standstill Period.  Without limiting the provisions of Section 3 below, nothing in Section 1 of this Amendment or otherwise shall modify the definition of "Standstill Period" in the Credit Agreement or otherwise impose any duty on any Bank to extend credit to or for the benefit of any Borrower beyond any date after which such Bank is not obligated to extend credit pursuant to the terms of the Credit Agreement as in effect immediately prior to this Amendment.

3.           No Other Amendments; No Waiver.  Except as amended hereby, the Credit Agreement and the other Credit Documents shall remain in full force and effect and be binding on the parties in accordance with their respective terms.  Nothing in this Amendment shall constitute a waiver by any of the Bank Parties of any Default or Event of Default which may exist on the date hereof, and nothing herein shall require any Bank Party to waive any Default or Event of Default which may arise hereafter.  Nothing herein shall act to release any Lien on any Collateral or limit the scope or amount of the obligations secured thereby.

Third Amendment to Credit Agreement – Page 2

4.           Reaffirmation of Credit Documents.  Each Borrower reaffirms its obligations under the Credit Agreement, as amended hereby, and the other Credit Documents to which it is a party or by which it is bound, and represents, warrants and covenants to the Bank Parties, as a material inducement to the Bank Parties to enter into this Amendment, that: (a) such Borrower has no and in any event waives any defense, claim or right of setoff with respect to its obligations under, or in any other way relating to, the Credit Agreement, as amended hereby, or any of the other Credit Documents to which it is a party, or any Bank Party's actions or inactions in respect of any of the foregoing, and (b) except as otherwise expressly provided in this Amendment, all representations and warranties made by such Borrower in the Credit Agreement or the other Credit Documents to which it is a party are true and complete on the date hereof as if made on the date hereof.

5.           Representations and Warranties.  Each Borrower represents and warrants to the Bank Parties as follows:  (a) it is a validly existing corporation and has full corporate power and authority to enter into this Amendment and any documents or transactions contemplated hereby and to pay and perform any obligations it may have in respect of the foregoing; (b) its execution, delivery and performance of this Amendment and any documents or transactions contemplated hereby do not violate or conflict with, or require any consent under, (1) its organizational documents or any other agreement or document relating to its formation, existence or authority to act, (2) any agreement or instrument by which it or any its properties is bound, (3) any court order, judicial proceeding or any administrative or arbitral order or decree, or (4) any applicable law, rule or regulation; and (c) no authorization, approval or consent of or by, and no notice to or filing or registration with, any governmental authority or other Person is necessary for it to enter into this Amendment or any document or transaction contemplated hereby or to perform any of its obligations with respect to any of the foregoing.

6.           Release of Bank Parties.  Without limiting any other provision of this Amendment, each Borrower, on behalf of itself and any officers, directors, agents, attorneys, employees, representatives, affiliates, successors and assigns it may have and anyone claiming through or under it (collectively, with respect to all Borrowers, the "Releasing Parties"), hereby releases, remises and acquits each Bank Party, and its officers, directors, agents, attorneys, employees, representatives, affiliates, successors and assigns and anyone claiming through or under it (collectively, with respect to all Bank Parties, the "Released Parties"), from all manners of action, causes of action, claims and demands of every kind and nature whatsoever, whether known or unknown, fixed or contingent, liquidated or unliquidated, as of the date of this Amendment, that any of the Releasing Parties had or may have against any of the Released Parties.

7.           Conditions Precedent to Amendment.  Unless and to the extent the Agent waives the benefits of this sentence by giving written notice thereof to the Borrowers, the Bank Parties shall have no duties under this Amendment, nor shall any extensions, waivers or other concessions by the Bank Parties under this Amendment be effective, in each case until the Agent has received fully executed originals of each of the following, each in form and substance satisfactory to the Agent:

(a)           Amendment.  This Amendment; and

(b)	Other. Such other documents, consents, agreements or other items as the Agent may reasonably request.

8.           Joint and Several Liability.  Notwithstanding anything in this Amendment to the contrary, each Borrower's representations, warranties and covenants under this Amendment (and under the other Credit Documents as amended hereby) shall be the joint and several representations, warranties and covenants of all Borrowers.

9.           Expenses.  The Borrowers shall pay the reasonable out-of-pocket legal fees and expenses incurred by the Agent in connection with the preparation and closing of this Amendment and any other documents referred to herein and the consummation of any transactions referred to herein or therein.

Third Amendment to Credit Agreement – Page 3

10.           Governing Law.  This Amendment shall be governed by the same law that governs the Credit Agreement.

11.           Counterparts; Fax Signatures.  This Amendment may be executed in one or more counterparts and by different parties thereto, all of which counterparts, when taken together, shall constitute but one agreement.  This Amendment may be validly executed and delivered by fax, e-mail or other electronic means and any such execution or delivery shall be fully effective as if executed and delivered in person.

[signature page(s) to follow]

Third Amendment to Credit Agreement – Page 4

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

MGP INGREDIENTS, INC.

By:/s/ Robert Zonneveld
     Name: Robert Zonneveld      Title:  Vice President

MIDWEST GRAIN PIPELINE, INC.

By:/s/ Robert Zonneveld
     Name: Robert Zonneveld     Title: Vice President

COMMERCE BANK, N.A.,
as Agent, Issuing Bank, Swingline Lender and a Bank

By: /s/ Wayne C. Lewis
     Name: Wayne C. Lewis
     Title: Vice President

BMO CAPITAL MARKETS FINANCING, INC.,
as a Bank

By: /s/ Barry W. Stratton
     Name: Barry W. Stratton
     Title: Managing Director

NATIONAL CITY BANK,
as a Bank

By: /s/ Jon R. Hinard
     Name: Jon R. Hinard
     Title: Senior Vice President

Third Amendment to Credit Agreement – Signature Page